POOL CORPORATION ANNOUNCES 2024 INVESTOR DAY
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COVINGTON, LA. (February 22, 2024) - Pool Corporation (Nasdaq:POOL) announced today that it will host an Investor Day on Tuesday, March 19, 2024, at the Westin Austin at the Domain in Austin, TX. Peter D. Arvan, President and Chief Executive Officer, Melanie M. Hart, Vice President and Chief Financial Officer, and other members of executive management will present business insights and provide an overview of strategic initiatives and financial growth drivers.

Due to space limitations, Investor Day attendance is by invitation only. Presentations are slated to begin at 9:00 AM Central Time and continue through 12:00 PM Central Time. A live, audio webcast of the Investor Day presentations will be available on the company’s investor relations page at http://ir.poolcorp.com. The presentation materials will be posted on the Investor Relations section of POOLCORP’s website along with an archived copy of the webcast following the event.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 440 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com